UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (AMENDMENT NO. 1)
                             -----------------------

                               RAYTECH CORPORATION
                                (Name of Issuer)

                     Common Stock par value $1.00 per share
                         (Title of Class of Securities)

                                    755103108
                                 (CUSIP Number)
                             -----------------------

                                TIMOTHY I. LEVART
                                885 THIRD AVENUE
                               NEW YORK, NY 10022
                            TEL. NO.: (212) 371-3813
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)
                             -----------------------

                                  MAY 18, 1998
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box [ ].

                               Page 1 of 25 Pages

                                  SCHEDULE 13D

CUSIP NO.  755103108                                          PAGE 2 OF 25 PAGES
           ---------


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Davidson Kempner Partners

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (A) [X]
                                                                         (B) [ ]

3   SEC USE ONLY


4   SOURCE OF FUNDS

    WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       [ ]


6   CITIZENSHIP OR PLACE OF ORGANIZATION

    New York
                             7   SOLE VOTING POWER

        NUMBER OF                66,600
         SHARES
   BENEFICIALLY OWNED        8   SHARED VOTING POWER
    BY EACH REPORTING
         PERSON                  --
          WITH
                             9   SOLE DISPOSITIVE POWER

                                 66,600

                             10  SHARED DISPOSITIVE POWER

                                 --

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    66,600

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]


13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    1.9%

14  TYPE OF REPORTING PERSON

    PN

                                  SCHEDULE 13D

CUSIP NO.  755103108                                          PAGE 3 OF 25 PAGES
           ---------


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Davidson Kempner Institutional Partners, L.P.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (A) [X]
                                                                         (B) [ ]

3   SEC USE ONLY


4   SOURCE OF FUNDS

    WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       [ ]


6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
                             7   SOLE VOTING POWER

        NUMBER OF                112,500
         SHARES
   BENEFICIALLY OWNED        8   SHARED VOTING POWER
    BY EACH REPORTING
         PERSON                  --
          WITH
                             9   SOLE DISPOSITIVE POWER

                                 112,500

                             10  SHARED DISPOSITIVE POWER

                                 --

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    112,500

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]


13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    3.3%

14  TYPE OF REPORTING PERSON

    PN

                                  SCHEDULE 13D

CUSIP NO.  755103108                                          PAGE 4 OF 25 PAGES
           ---------


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Davidson Kempner Endowment Partners

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (A) [X]
                                                                         (B) [ ]

3   SEC USE ONLY


4   SOURCE OF FUNDS

    WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       [ ]


6   CITIZENSHIP OR PLACE OF ORGANIZATION

    New York
                             7   SOLE VOTING POWER

        NUMBER OF                23,600
         SHARES
   BENEFICIALLY OWNED        8   SHARED VOTING POWER
    BY EACH REPORTING
         PERSON                  --
          WITH
                             9   SOLE DISPOSITIVE POWER

                                 23,600

                             10  SHARED DISPOSITIVE POWER

                                 --

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    23,600

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]


13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    .7%

14  TYPE OF REPORTING PERSON

    PN

                                  SCHEDULE 13D

CUSIP NO.  755103108                                          PAGE 5 OF 25 PAGES
           ---------


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    MHD Management Co.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (A) [X]
                                                                         (B) [ ]

3   SEC USE ONLY


4   SOURCE OF FUNDS

    AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       [ ]


6   CITIZENSHIP OR PLACE OF ORGANIZATION

    New York
                             7   SOLE VOTING POWER

        NUMBER OF                90,200
         SHARES
   BENEFICIALLY OWNED        8   SHARED VOTING POWER
    BY EACH REPORTING
         PERSON                  --
          WITH
                             9   SOLE DISPOSITIVE POWER

                                 90,200

                             10  SHARED DISPOSITIVE POWER

                                 --

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    90,200

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]


13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    2.6%

14  TYPE OF REPORTING PERSON

    PN

                                  SCHEDULE 13D

CUSIP NO.  755103108                                          PAGE 6 OF 25 PAGES
           ---------


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    M.H. Davidson & Co.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (A) [X]
                                                                         (B) [ ]

3   SEC USE ONLY


4   SOURCE OF FUNDS

    WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       [ ]


6   CITIZENSHIP OR PLACE OF ORGANIZATION

    New York
                             7   SOLE VOTING POWER

        NUMBER OF                4,700
         SHARES
   BENEFICIALLY OWNED        8   SHARED VOTING POWER
    BY EACH REPORTING
         PERSON                  --
          WITH
                             9   SOLE DISPOSITIVE POWER

                                 4,700

                             10  SHARED DISPOSITIVE POWER

                                 --

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    4,700

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]


13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    .1%

14  TYPE OF REPORTING PERSON

    PN

                                  SCHEDULE 13D

CUSIP NO.  755103108                                          PAGE 7 OF 25 PAGES
           ---------


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Davidson Kempner Advisers Inc.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (A) [X]
                                                                         (B) [ ]

3   SEC USE ONLY


4   SOURCE OF FUNDS

    AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       [ ]


6   CITIZENSHIP OR PLACE OF ORGANIZATION

    New York
                             7   SOLE VOTING POWER

        NUMBER OF                112,500
         SHARES
   BENEFICIALLY OWNED        8   SHARED VOTING POWER
    BY EACH REPORTING
         PERSON                  --
          WITH
                             9   SOLE DISPOSITIVE POWER

                                 112,500

                             10  SHARED DISPOSITIVE POWER

                                 --

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    112,500

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]


13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    3.3%

14  TYPE OF REPORTING PERSON

    CO

                                  SCHEDULE 13D

CUSIP NO.  755103108                                          PAGE 8 OF 25 PAGES
           ---------


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Davidson Kempner International Ltd.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (A) [X]
                                                                         (B) [ ]

3   SEC USE ONLY


4   SOURCE OF FUNDS

    WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       [ ]


6   CITIZENSHIP OR PLACE OF ORGANIZATION

    British Virgin Islands
                             7   SOLE VOTING POWER

        NUMBER OF                22,700
         SHARES
   BENEFICIALLY OWNED        8   SHARED VOTING POWER
    BY EACH REPORTING
         PERSON                  --
          WITH
                             9   SOLE DISPOSITIVE POWER

                                 22,700

                             10  SHARED DISPOSITIVE POWER

                                 --

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    22,700

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]


13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    .7%

14  TYPE OF REPORTING PERSON

    CO

                                  SCHEDULE 13D

CUSIP NO.  755103108                                          PAGE 9 OF 25 PAGES
           ---------


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Davidson Kempner International Advisers, L.L.C.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (A) [X]
                                                                         (B) [ ]

3   SEC USE ONLY


4   SOURCE OF FUNDS

    AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       [ ]


6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
                             7   SOLE VOTING POWER

        NUMBER OF                22,700
         SHARES
   BENEFICIALLY OWNED        8   SHARED VOTING POWER
    BY EACH REPORTING
         PERSON                  --
          WITH
                             9   SOLE DISPOSITIVE POWER

                                 22,700

                             10  SHARED DISPOSITIVE POWER

                                 --

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    22,700

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]


13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    .7%

14  TYPE OF REPORTING PERSON

    CO

                                  SCHEDULE 13D

CUSIP NO.  755103108                                         PAGE 10 OF 25 PAGES
           ---------


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Marvin H. Davidson

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (A) [X]
                                                                         (B) [ ]

3   SEC USE ONLY


4   SOURCE OF FUNDS

    AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       [ ]


6   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
                             7   SOLE VOTING POWER

        NUMBER OF                --
         SHARES
   BENEFICIALLY OWNED        8   SHARED VOTING POWER
    BY EACH REPORTING
         PERSON                  230,100
          WITH
                             9   SOLE DISPOSITIVE POWER

                                 --

                             10  SHARED DISPOSITIVE POWER

                                 230,100

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    230,100

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]


13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    6.7%

14  TYPE OF REPORTING PERSON

    IN

                                  SCHEDULE 13D

CUSIP NO.  755103108                                         PAGE 11 OF 25 PAGES
           ---------


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Thomas L. Kempner, Jr.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (A) [X]
                                                                         (B) [ ]

3   SEC USE ONLY


4   SOURCE OF FUNDS

    AF, PF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       [ ]


6   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
                             7   SOLE VOTING POWER

        NUMBER OF                --
         SHARES
   BENEFICIALLY OWNED        8   SHARED VOTING POWER
    BY EACH REPORTING
         PERSON                  236,000
          WITH
                             9   SOLE DISPOSITIVE POWER

                                 --

                             10  SHARED DISPOSITIVE POWER

                                 236,000

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    231,100

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [X]


13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    6.9%

14  TYPE OF REPORTING PERSON

    IN

                                  SCHEDULE 13D

CUSIP NO.  755103108                                         PAGE 12 OF 25 PAGES
           ---------


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Stephen M. Dowicz

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (A) [X]
                                                                         (B) [ ]

3   SEC USE ONLY


4   SOURCE OF FUNDS

    AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       [ ]


6   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
                             7   SOLE VOTING POWER

        NUMBER OF                --
         SHARES
   BENEFICIALLY OWNED        8   SHARED VOTING POWER
    BY EACH REPORTING
         PERSON                  232,600
          WITH
                             9   SOLE DISPOSITIVE POWER

                                 --

                             10  SHARED DISPOSITIVE POWER

                                 232,600

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    230,100

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [X]


13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    6.8%

14  TYPE OF REPORTING PERSON

    IN

                                  SCHEDULE 13D

CUSIP NO.  755103108                                         PAGE 13 OF 25 PAGES
           ---------


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Scott E. Davidson

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (A) [X]
                                                                         (B) [ ]

3   SEC USE ONLY


4   SOURCE OF FUNDS

    AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       [ ]


6   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
                             7   SOLE VOTING POWER

        NUMBER OF                --
         SHARES
   BENEFICIALLY OWNED        8   SHARED VOTING POWER
    BY EACH REPORTING
         PERSON                  232,600
          WITH
                             9   SOLE DISPOSITIVE POWER

                                 --

                             10  SHARED DISPOSITIVE POWER

                                 232,600

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    230,100

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [X]


13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    6.8%

14  TYPE OF REPORTING PERSON

    IN

                                  SCHEDULE 13D

CUSIP NO.  755103108                                         PAGE 14 OF 25 PAGES
           ---------


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Michael J. Leffell

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (A) [X]
                                                                         (B) [ ]

3   SEC USE ONLY


4   SOURCE OF FUNDS

    AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       [ ]


6   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
                             7   SOLE VOTING POWER

        NUMBER OF                --
         SHARES
   BENEFICIALLY OWNED        8   SHARED VOTING POWER
    BY EACH REPORTING
         PERSON                  232,600
          WITH
                             9   SOLE DISPOSITIVE POWER

                                 --

                             10  SHARED DISPOSITIVE POWER

                                 232,600

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    230,100

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [X]


13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    6.8%

14  TYPE OF REPORTING PERSON

    IN

                                  SCHEDULE 13D

CUSIP NO.  755103108                                         Page 15 of 25 Pages
           ---------

         This Amendment No. 1 to Schedule 13D with respect to the Common Stock (the "Common Stock"), par value $1.00 per share, of Raytech Corporation (the "Company") originally filed on May 8, 1998 (the "Schedule 13D") amends Item 5 of the Schedule 13D.

Item 5.  Interest in Securities of the Issuer.

         The aggregate percentage of Common Stock reported owned by each person herein is based upon the Issuer's Form 10-Q filed on May 11, 1998, which disclosed that 3,409,677 Shares of Common Stock were outstanding at the close of business on March 29, 1998.

         As of the close of business on May 18, 1998:

Name of Reporting Party:

         DKP

         (a)      Aggregate Number of Securities Owned                66,600

                  Percentage                                            1.9%

         (b)      1.       Sole power to vote or to direct
                           the vote                                   66,600

                  2.       Shared power to vote or to direct
                           the vote                                       --

                  3.       Sole power to dispose or to direct
                           the disposition                            66,600

                  4.       Shared power to dispose of or to
                           direct the disposition                         --

         (c)      Information concerning transactions in
                  the Common Stock effected by DKP is set
                  forth in Appendix II.

         DKIP

         (a)      Aggregate Number of Securities Owned               112,500

                  Percentage                                            3.3%

                                  SCHEDULE 13D

CUSIP NO.  755103108                                         Page 16 of 25 Pages
           ---------


         (b)      1.       Sole power to vote or to direct
                           the vote                                  112,500

                  2.       Shared power to vote or to direct
                           the vote                                       --

                  3.       Sole power to dispose or to direct
                           the disposition                           112,500

                  4.       Shared power to dispose of or to
                           direct the disposition                         --

         (c)      Information concerning transactions
                  in the Common Stock effected by DKIP is
                  set forth in Appendix II.

         DKEP

         (a)      Aggregate Number of Securities Owned                23,600

                  Percentage                                             .7%

         (b)      1.       Sole power to vote or to direct
                           the vote                                   23,600

                  2.       Shared power to vote or to direct
                           the vote                                       --

                  3.       Sole power to dispose or to direct
                           the disposition                            23,600

                  4.       Shared power to dispose of or to
                           direct the disposition                         --

         (c)      Information concerning transactions
                  in the Common Stock effected by DKEP is
                  set forth in Appendix II.

         MHD Management Co.

         (a)      Aggregate Number of Securities Owned                90,200

         (b)      Percentage                                            2.6%

                  1.       Sole power to vote or to direct
                           the vote                                   90,200

                  2.       Shared power to vote or to direct
                           the vote                                       --

                                  SCHEDULE 13D

CUSIP NO.  755103108                                         Page 17 of 25 Pages
           ---------


                  3.       Sole power to dispose or to direct
                           the disposition                            90,200

                  4.       Shared power to direct the
                           disposition                                    --

         M.H. Davidson & Co.

         (a)      Aggregate Number of Securities Owned                 4,700

         (b)      Percentage                                            .10%

                  1.       Sole power to vote or to direct
                           the vote                                    4,700

                  2.       Shared power to vote or to direct
                           the vote                                       --

                  3.       Sole power to dispose or to direct
                           the disposition                             4,700

                  4.       Shared power to direct the
                           disposition                                    --

         (c)      Information concerning transactions
                  in the Common Stock effected by M.H. Davidson
                  & Co. is set forth in Appendix II.

         Davidson Kempner Advisers Inc.

         (a)      Aggregate Number of Securities Owned               112,500

         (b)      Percentage                                            3.3%

                  1.       Sole Power to vote or to direct
                           the vote                                  112,500

                  2.       Shared Power to vote or to direct
                           the vote                                       --

                  3.       Sole power to dispose or to direct
                           the dispositions                          112,500

                  4.       Shared power to direct the
                           disposition                                    --

                                  SCHEDULE 13D

CUSIP NO.  755103108                                         Page 18 of 25 Pages
           ---------


         Davidson Kempner International Ltd.

         (a)      Aggregate Number of Securities Owned                22,700

         (b)      Percentage                                             .7%

                  1.       Sole power to vote or to direct
                           the vote                                   22,700

                  2.       Shared power to vote or to direct
                           the vote                                       --

                  3.       Sole power to dispose or to direct
                           the disposition                            22,700

                  4.       Shared power to direct the
                           disposition                                    --

         (c)      Information concerning transactions
                  in the Common Stock effected by DKIL
                  is set forth in Appendix II.

         DKIA

         (a)      Aggregate Number of Securities Owned                22,700

         (b)      Percentage                                             .7%

                  1.       Sole power to vote or to direct
                           the vote                                   22,700

                  2.       Shared power to vote or to direct
                           the vote                                       --

                  3.       Sole power to dispose or to direct
                           the disposition                            22,700

                  4.       Shared power to direct the
                           disposition                                    --

         Marvin H. Davidson

         (a)      Aggregate Number of Securities Owned               230,100

         (b)      Percentage                                            6.7%

                  5.       Sole Power to vote or to direct
                           the vote                                       --

                  6.       Shared Power to vote or to direct

                                  SCHEDULE 13D

CUSIP NO.  755103108                                         Page 19 of 25 Pages
           ---------

                           the vote                                  230,100

                  7.       Sole power to dispose or to direct
                           the dispositions                               --

                  8.       Shared power to direct the
                           disposition                               230,100

         Thomas L. Kempner, Jr.

         (a)      Aggregate Number of Securities Owned             231,100*/ **/

         (b)      Percentage                                            6.9%

                  1.       Sole Power to vote or to direct
                           the vote                                       --

                  2.       Shared Power to vote or to direct
                           the vote                                  236,000

                  3.       Sole power to dispose or to direct
                           the disposition                                --

                  4.       Shared power to direct the
                           disposition                               236,000

         Stephen M. Dowicz

         (a)      Aggregate Number of Securities Owned               230,100*/

         (b)      Percentage                                            6.8%

                  1.       Sole Power to vote or to direct
                           the vote                                       --

                  2.       Shared Power to vote or to direct
                           the vote                                  232,600

--------

*/ Excludes 2,500 shares held by the M.H. Davidson & Co., Inc. 401(k) Plan, of which Messrs. Kempner, Leffell, Dowicz and Scott Davidson are the Trustees. Each of Messrs. Kempner, Leffell, Dowicz and Scott Davidson disclaims beneficial ownership of such shares except to the extent of such persons interest in such 401(k) Plan.

**/ Excludes 2,400 shares held by entities for the benefit of Mr. Kempner's children and certain charities. Mr. Kempner disclaims beneficial ownership of such shares.

                                  SCHEDULE 13D

CUSIP NO.  755103108                                         Page 20 of 25 Pages
           ---------

                  3.       Sole power to dispose or to direct
                           the disposition                                --

                  4.       Shared power to direct the
                           disposition                               232,600

         Scott E. Davidson

         (a)      Aggregate Number of Securities Owned               230,100*/

         (b)      Percentage                                            6.8%

                  1.       Sole Power to vote or to direct
                           the vote                                       --

                  2.       Shared Power to vote or to direct
                           the vote                                  232,600

                  3.       Sole power to dispose or to direct
                           the disposition                                --

                  4.       Shared power to direct the
                           disposition                               232,600

         Michael J. Leffell

         (a)      Aggregate Number of Securities Owned               230,100*/

         (b)      Percentage                                            6.8%

                  1.       Sole Power to vote or to direct
                           the vote                                       --

                  2.       Shared Power to vote or to direct
                           the vote                                  232,600

                  3.       Sole power to dispose or to direct
                           the disposition                                --

                  4.       Shared power to direct the
                           disposition                               232,600

--------

*/ Excludes 2,500 shares held by the M.H. Davidson & Co., Inc. 401(k) Plan, of which Messrs. Kempner, Leffell, Dowicz and Scott Davidson are the Trustees. Each of Messrs. Kempner, Leffell, Dowicz and Scott Davidson disclaims beneficial ownership of such shares except to the extent of such persons interest in such 401(k) Plan.

                                  SCHEDULE 13D

CUSIP NO.  755103108                                         Page 21 of 25 Pages
           ---------

                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

May 20, 1998


                                            DAVIDSON KEMPNER PARTNERS
                                              By MHD Management Co., its
                                              general partner

                                            By: /s/ Thomas L. Kempner, Jr.
                                            ------------------------------
                                            Thomas L. Kempner, Jr.
                                            General Partner


                                            DAVIDSON KEMPNER INSTITUTIONAL
                                            PARTNERS, L.P.
                                              By Davidson Kempner Advisers
                                              Inc., its general partner

                                            By: /s/ Thomas L. Kempner, Jr.
                                            ------------------------------
                                            Thomas L. Kempner, Jr.
                                            Secretary

                                  SCHEDULE 13D

CUSIP NO.  755103108                                         Page 22 of 25 Pages
           ---------


                                            DAVIDSON KEMPNER ENDOWMENT PARTNERS
                                              By MHD Management Co., its
                                              general partner

                                            By: /s/ Thomas L. Kempner, Jr.
                                            ------------------------------
                                            Thomas L. Kempner, Jr.
                                            General Partner


                                            MHD MANAGEMENT CO.

                                            By: /s/ Thomas L. Kempner, Jr.
                                            ------------------------------
                                            Thomas L. Kempner, Jr.
                                            General Partner


                                            DAVIDSON KEMPNER ADVISERS INC.

                                            By: /s/ Thomas L. Kempner, Jr.
                                            ------------------------------
                                            Thomas L. Kempner, Jr.
                                            Secretary


                                            DAVIDSON KEMPNER INTERNATIONAL LTD.

                                            By Davidson Kempner International
                                               Advisors, LLC

                                            By: /s/ Thomas L. Kempner, Jr.
                                            ------------------------------
                                            Thomas L. Kempner, Jr.
                                            A Managing Member


                                            DAVIDSON KEMPNER INTERNATIONAL
                                            ADVISORS, LLC

                                            By: /s/ Thomas L. Kempner, Jr.
                                            ------------------------------
                                            Thomas L. Kempner, Jr.
                                            A Managing Member

                                  SCHEDULE 13D

CUSIP NO.  755103108                                         Page 23 of 25 Pages
           ---------

                                            /s/ Marvin H. Davidson
                                            ----------------------
                                            Marvin H. Davidson


                                            /s/ Thomas L. Kempner, Jr.
                                            --------------------------
                                            Thomas L. Kempner, Jr.


                                            /s/ Stephen M. Dowicz
                                            ---------------------
                                            Stephen M. Dowicz


                                            /s/ Scott E. Davidson
                                            ---------------------
                                            Scott E. Davidson


                                            /s/ Michael J. Leffell
                                            ----------------------
                                            Michael J. Leffell

                                  SCHEDULE 13D

CUSIP NO.  755103108                                         Page 24 of 25 Pages
           ---------

                                   APPENDIX I

                               Raytech Corporation
                               -------------------
                              Transaction Schedule
       For the period beginning on May 9, 1998 and ending on May 18, 1998



                                                                  Where/How
                                                                  Transaction
  Date        Quantity        Price/Share         Buy/Sell        Affected
  ----        --------        -----------         --------        --------
5/11/98        15,000             5.00              Buy           Open Market
5/12/98         1,000             5.00              Buy           Open Market
5/13/98        15,000             5.00              Buy           Open Market
5/14/98         5,000             5.00              Buy           Open Market
5/15/98         7,500             5.125             Buy           Open Market
5/18/98        20,000             5.25              Buy           Open Market